NATIONAL BRAND DISTRIBUTION AGREEMENT

This Agreement, effective May 1, 2007 (“Effective Date”), is between Akers Biosciences, Inc., a New Jersey corporation with its principal offices located at 201 Grove Rd., Thorofare, New Jersey 08086, hereinafter called "SUPPLIER," and Cardinal Health 200, Inc. a Delaware Corporation that is the Medical Products and Services Group of Cardinal Health, with offices located at 1450 Waukegan Road, McGaw Park, Illinois 60085, hereinafter called "DISTRIBUTOR."

BACKGROUND

SUPPLIER manufactures and/or markets certain products (specifically, the “Products” as defined in Section 1 below). SUPPLIER desires to appoint DISTRIBUTOR as an authorized DISTRIBUTOR of the Products and DISTRIBUTOR desires to accept such appointment on the terms and subject to the conditions described in this Agreement.

SUPPLIER and DISTRIBUTOR agree as follows:

1.          Products Covered by this Agreement. The products covered by this Agreement are those products manufactured by SUPPLIER bearing a SUPPLIER owned trademark and listed on Schedule "A" (the “Products”), all of which are identified herein by DISTRIBUTOR catalog number, together with the parts and components necessary for the repair and replacement thereof, and all modifications, improvements, and developments pertaining to such products, accessories and components. Products may be added to or deleted from this Agreement by mutual consent of the parties.

2.          Grant of Distributorship. SUPPLIER hereby appoints DISTRIBUTOR as an exclusive distributor in the USA of the PIFA® Heparin / PF4 Rapid Assay (#4036025) and Serum Panel (#4036027, #4036028) Products and DISTRIBUTOR accepts such grant for the term and on the conditions stated in this Agreement. SUPPLIER agrees that it shall not, during the term of this Agreement, solicit interest from or negotiate with Thermo Fisher Scientific regarding the sale of the Products for resale or sell the Products to Thermo Fisher Scientific. DISTRIBUTOR agrees that, during the term of this Agreement, the Products shall be included on its master merchandise file and categorized as National Brand. SUPPLIER acknowledges and agrees that DISTRIBUTOR has no marketing or promotional obligations with regard to the Products and that DISTRIBUTOR is not prohibited from using, selling or promoting any products which are competitive with the Products, to include its Best Value Product offering.

3.          Term and Renewal. The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with the provisions of Section 8 below.

4.          Pricing and Payment Terms

a.           The prices for Products ordered by the DISTRIBUTOR shall be as set forth on Schedule A. All such prices shall remain firm until December 31, 2007. SUPPLIER agrees to abide by DISTRIBUTOR’s then-current “Supplier Price Change and Notification Policy”, a current copy of which SUPPLIER acknowledges receiving prior to the execution of this Agreement.

b.           Terms of payment are 2%/30 days, net 31 days from DISTRIBUTOR’s receipt of Product.

c.           DISTRIBUTOR shall deduct an administrative fee of 3% at time of invoice payment to cover the costs of trace sales reporting, the rebate process, contract administration, master merchandise file costs and other costs to administer the procurement of inventory and other associated processes. The trace sales report shall be provided on a monthly basis.

d.           If SUPPLIER approves adjusted cost contracts for specific customer then SUPPLIER agrees to the following process with regard to rebates: DISTRIBUTOR uses an auto-debit system where rebate dollars are automatically deducted from a supplier’s payables balance upon the sale to the end-user customer. Rebate dollars are accumulated until a specified time period (usually one month) and then the deduction is made. A remittance advice will follow showing which deductions have been made.

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5.          DISTRIBUTOR's Duties

DISTRIBUTOR shall:

a.           Upon customer request, offer the Products as a part of its generally available distribution offering and provide non-technical distribution support for the Products to its customers.

b.           Submit its order for Products via EDI transaction (see Section 6.c.i. below) on its standard purchase order form the terms and conditions of which are incorporated herein by reference thereto to the extent such terms and conditions do not conflict with the terms and conditions of this Agreement. To the extent there is such a conflict, the terms and conditions of this Agreement shall control.

c.           Pay for such orders in accordance with the payment terms specified in Section 4 above.

d.           Participate with SUPPLIER in business reviews, as mutually agreed by the parties.

e.           Provide a sales tracing report on a monthly basis .

f.           Maintain complete and accurate records for such periods as may be required by applicable law, of all the Products sold by it.

g.           Designate Products on the attached Schedule “A” as Focus Products for FY2007 and FY 2008

h.           Ensure field force, including sales management, has adequate training on the product(s) and is engaged in actively selling a Focus Product during the term of the Focus Program.

i.            Provide quarterly updates to sales rep roster for new representatives and allow SUPPLIER to train new hires on Focus Product(s) via phone and/or direct mail periodically.

6.          SUPPLIER's Duties

SUPPLIER shall:

a.           Promptly ship to all DISTRIBUTOR Distribution Centers, F.O.B. Destination. It is understood that SUPPLIER’s pricing for the Products purchased by DISTRIBUTOR includes transportation expenses. All Direct (Drop) shipments to DISTRIBUTOR's customers by SUPPLIER must be F.O.B.Destination, Prepaid and Add. DISTRIBUTOR reserves the right to determine the carriers to be selected for shipment to its customers. Any deviation from these terms must be agreed upon prior to shipment by both SUPPLIER and the DISTRIBUTOR's Transportation Department, McGaw Park, IL.

b.           Use best efforts to maintain 98% Fill Rate (defined below) on all orders for Products. Fill Rate is defined as complete line items shipped within 48 hours of receipt of DISTRIBUTOR’s purchase order.

c.           In addition to any electronic data interchange (EDI) transactions which are required under DISTRIBUTOR’s “Supplier Price Change & Notification Policy”, maintain the systems necessary and utilize the following:

i. Purchase Order (EDI #850): Transmitted by DISTRIBUTOR to SUPPLIER and received electronically by SUPPLIER without data entry.
ii. Invoice (EDI #810): Received electronically by DISTRIBUTOR from SUPPLIER without data entry.
iii. Shipment Notice (EDI #856): Transmitted by SUPPLER to DISTRIBUTOR when shipment leaves SUPPLIER’s facility.

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iv. Price/Sales Catalogue (EDI #832): Transmitted by SUPPLER to DISTRIBUTOR for new product adds, product deletions, invoice cost/list price changes and certain other data changes.

In the event SUPPLIER does not utilize all required EDI transactions within 90 days after DISTRIBUTOR’s request that it do so, DISTRIBUTOR shall have the right thereafter to deduct 1% from its payment of any invoices issued hereunder per each EDI transaction not implemented until SUPPLIER begins utilizing each such EDI transaction.

d.           Adequately label, package and deliver the Products. SUPPLIER shall bear all costs associated with label printing, labeling, and packaging of the Product.

e.           Notify DISTRIBUTOR immediately in writing should SUPPLIER become aware of any defect or condition which may render any of the Products in violation of the Food, Drug and Cosmetic Act or any other applicable law.

f.            Make any claims for unpaid invoices in writing within ninety (90) days of the date of SUPPLIER's first invoice for such amount. DISTRIBUTOR will not be obligated to make payments for, or investigate, entries which are dated more than ninety (90) days before SUPPLIER's written claim or request for investigation.

g.           Participate with DISTRIBUTOR in business reviews, as mutually agreed to by the parties.

h.           Provide DISTRIBUTOR sales rep support and training.

i.            Offer DISTRIBUTOR the same promotional opportunities afforded to other distributors of the Products

j.            Provide DISTRIBUTOR customer leads generated at industry trade shows.

k.           Notify the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. SUPPLIER shall be responsible for evaluating all complaints regarding the Products and for responding to DISTRIBUTOR’s customers in writing.

l.           On a quarterly basis, SUPPLIER will accept returns of product in unopened saleable full case quantities without a restocking fee.

m.          SUPPLIER has a purchase order minimum of 48 sleeves (1 CS) of the PIFA® Heparin/PF4 Rapid Assay , vendor # 4036025

n.           Produce unitized pallet bar coding within one (1) year of DISTRIBUTOR's request, shipping Product unitized, shrink wrapped and on slip sheets. In the event SUPPLIER does not ship produce unitized pallet bar coding as provided above within one year after DISTRIBUTOR’s request that it do so, DISTRIBUTOR shall have the right thereafter to deduct a one percent (1%) administrative fee from its payment of any invoices issued hereunder until SUPPLIER begins production thereof.

o.           On or before the Effective Date, provide to DISTRIBUTOR, electronically via Excel or Access or such other format as the parties shall agree, such competitive cross referencing information with regard to the Products as DISTRIBUTOR shall reasonably request and, thereafter, update such information no less frequently than quarterly.

7.          Product Warranties, Indemnification and Insurance. SUPPLIER specifically warrants to DISTRIBUTOR that the Products are free from defects in design, workmanship and materials and are in compliance with the specifications and claims made by SUPPLIER for them. SUPPLIER further agrees to execute and comply with the provisions of the Continuing Guaranty attached hereto as Exhibit 1, the terms and conditions of which are made part hereof to the extent consistent with the terms set out in the body of this Agreement.

8.          Termination. Either party shall have the right to terminate this Agreement on written notice if the other (a) commits or suffers any act of bankruptcy or insolvency, or (b) fails to cure any material breach of the provisions of this Agreement within thirty (30) days after written notice of such breach. In addition, each party shall have the right to terminate this Agreement, with or without cause, upon ninety (90) days written notice to the other party.

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9.          Procedures on Termination. On the termination or expiration of this Agreement, for whatever reason, SUPPLIER shall continue to honor DISTRIBUTOR's orders for Products up to the effective date of termination and for a period of at least one (1) year thereafter, and DISTRIBUTOR shall pay for such Products on the terms and conditions of this Agreement. In addition, SUPPLIER shall , upon DISTRIBUTOR’s request, accept the return of any Products that have become excess or no move for full credit with no restocking fee. Excess/no move inventory is any inventory of Products in a given distribution center that exceeds four (4) months of customer demand for that distribution center. “Salable” Product is defined as undamaged Product in its original sealed shipping carton.

10.         Force Majeure. The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of power or raw material, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.

11.         Confidential Information. SUPPLIER acknowledges and agrees that pursuant to this Agreement valuable information of a confidential nature, which includes but is not limited to marketing, sales and new Product development information may be disclosed by DISTRIBUTOR to SUPPLIER; that such information will be retained by SUPPLIER in confidence; and that SUPPLIER shall not, either during the term of this Agreement or after its termination, disclose to any third party or cause anyone else to disclose to any third party confidential information supplied to SUPPLIER by DISTRIBUTOR. Notwithstanding anything in the foregoing, the above restrictions on disclosure shall not apply to: (a) information (other than trace sales and rebate information submitted to SUPPLIER by DISTRIBUTOR, which shall be considered DISTRIBUTOR’s confidential information for purposes of this Agreement) which is not identified in writing at the time of disclosure as “confidential” (or, if the information is disclosed orally, is identified at the time of disclosure as “confidential” and is confirmed to be confidential in writing within 30 days after the date of disclosure); (b) information which SUPPLIER can show by written evidence was known to it at the time of receipt thereof from DISTRIBUTOR; (c) information which is subsequently obtained from sources other than DISTRIBUTOR who are not bound by a confidentiality agreement with DISTRIBUTOR. The above restrictions shall not prohibit any disclosure which is required pursuant to a court order or administrative proceeding; provided that SUPPLIER shall promptly notify DISTRIBUTOR of the need for any such disclosure and shall give DISTRIBUTOR a reasonable time to oppose such process. The above restrictions shall apply during the term of this Agreement and for a period of two years thereafter.

12.         Miscellaneous

a.           Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given upon receipt if forwarded by personal delivery, certified mail, or facsimile transmission (transmission confirmed) properly addressed to the respective parties as set forth below until notice of a different address is supplied in accordance with this Section:

If to SUPPLIER:
Akers Biosciences, Inc.
201 Grove Road
Thorofare, NJ 08086
Attn:Thomas A. Nicolette, President
Facsimile: 856.848.0269

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If to DISTRIBUTOR:	Cardinal Health
Medical Products and Services
1450 Waukegan Road
McGaw Park, IL 60085
Attn: Howard Jagoda, VP Supplier Relations
Facsimile: 847-689-0366

b.           Entire Agreement. This Agreement is the entire agreement between the parties hereto with regard to the subject matter of this Agreement, there being no prior written or oral promises or representations not incorporated herein with respect to such matters.

c.           Applicable Law. This Agreement shall be governed by the laws of the State of Illinois, applicable to contracts made and to be performed in that state.

d.           Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized employee of the party to be bound.

e.           Waiver of Punitive Damages and Jury Trial. Both parties irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them arising out of this Agreement. Except with respect to SUPPLIER’s obligation to indemnify DISTRIBUTOR pursuant to the Continuing Guaranty, SUPPLIER and DISTRIBUTOR waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them regarding this Agreement, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains.

f.            Publicity. Neither party will make any press release or other public announcement regarding this Agreement without the other party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement provided that DISTRIBUTOR acknowledges that as per Transparency Directive set forth by the London Stock Exchange, SUPPLIER must subscribe to the practice of immediate disclosure of price sensitive information and that DISTRIBUTOR will be required to respond to any approval request for such a disclosure within 24 hours of that request.

13.         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to assign its interest in this Agreement without the prior written authorization of the other party.

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14.         Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the Effective Date.

[SUPPLIER]

By:
Title:

CARDINAL HEALTH 200, INC., the Medical Products

and Services Group of Cardinal Health

By:
Title:

SCHEDULE “A”

Product Listing and Prices

Vendor Mtl Num	Material Description	Material Desc 2	Purchasing Order Unit	Acquistion cost	Minimum Lot Size – master	Rounding Value – master
4036025	RAPID ASSAY PIFA HEPARIN PLATELET FACT4	6TST/SL 6TST/BX 48SL/BX	SL	$144.00	48	48
4036027	PANEL SERUM 2 MEMBER POS AND NEG	DROP SHIP ONLY 2EA/BX 1BX/CS	CS	$39.00	1	1
4036028	PANEL SERUM 6 MEMBER 5 POS AND 1 NEG	DROP SHIP ONLY 6EA/BX 1BX/CS	CS	$117.00	1	1
4000124	DETECTOR ALCOHOL BREATHSCAN 0.04PERCENT	LAB PACK 100EA/BX 1BX/CS	CS	$200.00	100	1
4000128	DETECTOR ALCOHOL BREATHSCAN 0.08PERCENT	LAB PACK 100EA/BX 1BX/CS	CS	$200.00	100	1

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EXHIBIT 1

Continuing Guaranty

THE CG ON FILE IS TO BE USED DATED 6/1/05

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AMENDMENT TO NATIONAL BRAND DISTRIBUTION AGREEMENT

This amendment (the “Amendment”) is entered into effective as of June 1, 2008 by and between Cardinal Health 200, Inc. having a place of business at 7000 Cardinal Place Dublin Ohio 43017 (hereinafter referred to as “DISTRIBUTOR”), and Akers Biosciences, Inc., having a place of business at 201 Grove Road, Thorofare, New Jersey 08086 (hereinafter “SUPPLIER”).

WHEREAS, SUPPLIER and DISTRIBUTOR are parties to a National Brand Distribution Agreement dated as of May 1, 2007 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement in certain respects.

NOW THEREFORE, in consideration of the mutual promises of the parties contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1.            The parties agree that "PIFA Heparin / PF4 Rapid Assay (# 4036025) and Serum Panel (#4036027, #4036028) Products” shall no longer be exclusively distributed by DISTRIBUTOR as of the effective date of the Amendment.

2.            All defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement unless otherwise defined herein. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized employees as of the effective date set forth above.

AKERS BIOSCIENCES, INC.	CARDINAL HEALTH 200, INC.

By:	By:
Title:	Title:
Date:	Date: